Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is entered into as of October 2, 2026 (the "Effective Date"), by and between Aterian, Inc., a Delaware corporation (the "Company"), and Arturo Rodriguez, an individual ("Consultant"). The Company and Consultant are each referred to herein as a "Party" and together as the "Parties."

RECITALS

A.    Consultant previously served as Chief Executive Officer of the Company and thereafter as a non-executive employee of the Company pursuant to the Transition and Separation Agreement between the Company and Consultant executed July 16, 2026 (the "Transition Agreement").

B.    Consultant's employment with the Company terminated on September 30, 2026 (the "Separation Date"), which termination is treated as a "Change in Control Qualifying Termination" under the Aterian, Inc. Executive Severance Plan (the "Severance Plan"), and Consultant executed the general release contemplated by the Transition Agreement on September 22, 2026 (the "Release").

C.    The Company wishes to engage Consultant, and Consultant wishes to be engaged, as an independent contractor to provide limited advisory services on the terms set forth herein.

D.    The Parties intend, and reasonably anticipate, that the level of bona fide services Consultant performs for the Company after the Separation Date will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services Consultant performed during the thirty-six (36) month period immediately preceding the Separation Date, such that Consultant experienced a "separation from service" on the Separation Date within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulation §1.409A-1(h).

E.    Consultant currently serves, without compensation, as a member of the Board of Directors of the Company (the "Board"), and also currently serves as a director, officer or authorized signatory of certain non-U.S. subsidiaries of the Company pending the closure of those subsidiaries or the transition of those roles to other individuals.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	ENGAGEMENT; SERVICES

1.1    Engagement. The Company hereby engages Consultant, and Consultant accepts such engagement, to provide the services described in this Agreement on the terms and subject to the conditions set forth herein.

1.2    Services. Consultant shall provide the advisory services described in Exhibit A (the "Services") as reasonably requested from time to time in writing (email being sufficient) by the Company's Chief Executive Officer or the Chair of the Audit Committee of the Board (each, a "Company Contact"). Consultant shall have no obligation to perform services requested by any person other than a Company Contact.

1.3    No Executive Officer Status or Authority. Except as provided in Section 1.6, Consultant is not, and shall not be held out as, an officer, employee or agent of the Company, and shall have no authority to bind the Company or to enter into any agreement on its behalf. Consultant shall not be asked to, and shall not, sign, certify or attest to any filing of the Company with the Securities and Exchange Commission, any certification under Sections 302 or 906 of the Sarbanes-Oxley Act of 2002, any management representation letter, or any tax return of the Company. The Company shall not designate Consultant as an "officer" within the meaning of Rule 16a-1(f) or an "executive officer" within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by reason of the Services or the Subsidiary Roles, which the Parties agree are ministerial and transitional in nature.

1.4    Company Responsibility. The Company, acting through its management and the Board, retains sole responsibility for all management decisions, its financial statements, its internal control over financial reporting, its disclosure controls and procedures, and its filings with governmental and regulatory authorities. The Services are advisory in nature. Consultant is not engaged to provide, and nothing herein shall be construed as, legal, audit, attest or tax-return preparation services, or any opinion upon which third parties may rely.

1.5    Standard of Performance. Consultant shall perform the Services in good faith and in a professional manner.

1.6	Transitional Subsidiary Roles.

(a)    The Parties acknowledge that Consultant currently serves as a director, officer and/or authorized signatory of the subsidiaries of the Company listed on Exhibit B (the "Subsidiary Roles"), each of which the Company intends to close, dissolve or deregister. Consultant shall continue in the Subsidiary Roles for each such subsidiary until the earliest of (i) the completion of the dissolution, deregistration, strike-off or license withdrawal of such subsidiary, including all related governmental and tax clearances, (ii) Consultant's replacement in the applicable role (including by the appointment of a liquidator or other person who assumes the powers of the directors) and the completion of all related filings, and (iii) Consultant's resignation from such role in accordance with Section 1.6(d) (for each subsidiary, the "Subsidiary Completion Date"). The Subsidiary Roles shall continue notwithstanding the end of the Advisory Services (as defined in Section 9.1), and this Section 1.6 and Sections 2, 3 and 7 shall continue to apply to each Subsidiary Role until the applicable Subsidiary Completion Date.

(b)    In the Subsidiary Roles, Consultant shall act only upon the written instruction or approval of a Company Contact or such officer of the Company as a Company Contact designates in writing, and shall have no obligation to execute any document or take any action that Consultant reasonably believes to be inaccurate, unlawful, or inconsistent with Consultant's duties under applicable law.

(c)    The Company shall (i) complete the closure of each such subsidiary, or replace Consultant in each Subsidiary Role for such subsidiary and make all related governmental and registry filings, as promptly as practicable and in any event no later than March 31, 2027 (the "Replacement Deadline"); (ii) cause each such subsidiary to maintain its statutory, tax and regulatory filings and good standing through its closure; and (iii) provide Consultant on a timely basis with all information reasonably necessary to discharge Consultant's duties in the Subsidiary Roles.

(d)    Consultant may resign from any Subsidiary Role (i) upon not less than fifteen (15) days' written notice to a Company Contact, or (ii) effective immediately upon written notice if the closure of the applicable subsidiary has not been completed, and Consultant has not been replaced in such role, by the Replacement Deadline. The Company shall promptly make, and bear the cost of, all filings required to reflect any such resignation.

(e)    Time spent in the Subsidiary Roles constitutes Services, shall be compensated under Section 3, and shall count against the limits in Section 2.2.

(f)    The Company shall provide each subsidiary listed on Exhibit B with funds sufficient to pay its liabilities, taxes and closure costs as they become due. Consultant shall not be required to sign any declaration of solvency, statutory declaration, tax clearance, or similar certification or attestation in connection with the closure of any subsidiary unless (i) the Company has provided the financial information and professional advice reasonably necessary to support it, (ii) the Company has confirmed in writing its funding obligation under the preceding sentence, and (iii) Consultant is reasonably satisfied that such certification or attestation is accurate. Following the closure of each such subsidiary, the Company shall retain its books and records for the period required by applicable law and shall provide Consultant with reasonable access to them in connection with any claim, inquiry or proceeding.

1.7    Board Service. Consultant's service as a non-employee member of the Board is not a Service, is not compensated under this Agreement, and shall not count against the limits in Section 2.2, consistent with Treasury Regulation §1.409A-1(h)(5). Consultant's rights, duties and protections as a director are governed by the Company's certificate of incorporation and bylaws and applicable law, and nothing in this Agreement limits them.

2.	LEVEL OF SERVICES; SEPARATION FROM SERVICE

2.1    Historical Service Level. The Parties acknowledge and agree that, during the thirty-six (36) month period immediately preceding the Separation Date, Consultant performed bona fide services for the Company at an average level of not less than sixty (60) hours per week (the "Historical Average").

2.2    Limitation on Services. The Company shall not request, and Consultant shall not perform, Services in excess of twelve (12) hours in any calendar week (the "Weekly Cap"). Notwithstanding the foregoing, in no event shall the level of Services performed in any calendar month, measured on an average weekly basis, exceed twenty percent (20%) of the Historical Average.

2.3    No Increase Without Amendment. The limits in Section 2.2 may be increased only by a written amendment signed by both Parties, and only after the Parties, in consultation with counsel, have determined that such increase will not cause Consultant's termination of employment on the Separation Date to fail to constitute a "separation from service" within the meaning of Section 409A of the Code.

2.4    Time Records. Consultant shall maintain contemporaneous records of the time spent performing Services, and shall submit such records with each invoice. The Company Contact shall monitor requests for Services so as to remain within the limits in Section 2.2.

2.5    Consistent Treatment. The Parties acknowledge that Consultant experienced a "separation from service" within the meaning of Section 409A of the Code on the Separation Date, and neither Party shall take any position, in any tax filing or otherwise, inconsistent with such treatment, unless required by a final determination of a governmental authority.

2.6    Severance Unaffected. This Agreement is not a condition of, and shall not delay, reduce, offset or otherwise affect, any payment or benefit to which Consultant is entitled under the Transition Agreement, the Severance Plan or the Release. The expiration or termination of this Agreement for any reason shall have no effect on any such payment or benefit.

3.	COMPENSATION

3.1    Fees. The Company shall pay Consultant a fee of $250 per hour for Services performed. Notwithstanding the foregoing, the aggregate Fees payable under this Agreement shall not exceed Seventy-Seven Thousand Dollars ($77,000) (the "Fee Cap"), and the Fee Cap may be increased only in accordance with the procedure set forth in Section 2.3.

3.2    Invoicing and Payment. Consultant shall invoice the Company monthly in arrears, accompanied by the time records described in Section 2.4. The Company shall pay each undisputed invoice within ten (10) days after receipt. The Company shall notify Consultant in writing of any disputed amount within ten (10) days after receipt of the invoice, and the Parties shall resolve any dispute in good faith.

3.3    Expenses. The Company shall reimburse Consultant for reasonable, documented out-of-pocket expenses incurred in performing the Services, provided that any single expense in excess of $200 shall be approved in advance by the Company Contact. Reimbursement shall be made within thirty (30) days after submission of documentation, and in all events no later than the last day of the calendar year following the year in which the expense was incurred.

3.4    Reasonable Compensation. The Parties acknowledge that the Fees were negotiated at arm's length, are consistent with rates charged for comparable services by persons of comparable experience, and represent reasonable compensation for services actually rendered by Consultant after the Effective Date. The Fees are not contingent on any change in ownership or control of the Company, and no portion of the Fees is paid for Consultant's service as a member of the Board.

3.5    No Employee Benefits. Consultant shall not be eligible to participate in any employee benefit plan, program or arrangement of the Company by reason of this Agreement, and Consultant waives any such participation, including in the event Consultant is reclassified as an employee by any court or governmental authority.

3.6    Taxes. The Company shall report the Fees on IRS Form 1099 and shall not withhold taxes from the Fees except as required by applicable law. Consultant shall be solely responsible for all taxes on the Fees and shall provide the Company with a completed IRS Form W-9.

4.	INDEPENDENT CONTRACTOR RELATIONSHIP

4.1    Status. Consultant is an independent contractor. Nothing in this Agreement creates an employment, partnership, joint venture or agency relationship between the Parties.

4.2    Control of Work. Consultant shall determine the manner, means, schedule and location of performing the Services, subject only to the Company's reasonable requirements as to scope and timing. Consultant shall furnish Consultant's own equipment and facilities; provided that the Company shall provide such access to its personnel, systems and information as is reasonably necessary to perform the Services.

4.3    Other Engagements. Consultant may provide services to other persons during the term of this Agreement, subject only to Consultant's continuing obligations under Section 5 and under Section 11 of the Release.

5.	CONFIDENTIALITY; SECURITIES LAW MATTERS

5.1    Confidential Information. Consultant remains bound by the Proprietary Information and Inventions Assignment Agreement between Consultant and the Company (the "PIIA"). All non-public information provided to Consultant in connection with the Services shall constitute "Proprietary Information" for purposes of the PIIA.

5.2    Protected Disclosures. Nothing in this Agreement limits any right described in Section 8 of the Release, including the right to communicate with, or provide information to, any governmental agency or regulatory entity, or any immunity under the Defend Trade Secrets Act of 2016.

5.3    Insider Trading. Consultant acknowledges that Consultant may receive material non-public information regarding the Company and shall comply with applicable securities laws and with the Company's Insider Trading Policy to the extent applicable to consultants. The Company shall promptly notify Consultant in writing of any blackout period or special trading restriction applicable to Consultant, and of the termination of any such period or restriction.

5.4    Section 16 Filings. The Parties acknowledge that Consultant remains subject to Section 16 of the Exchange Act by reason of Consultant's service as a member of the Board. The Company shall continue to prepare and file, at the Company's expense and based on information furnished by Consultant, any Form 4 or Form 5 required of Consultant during such service and during the three (3) month period following its conclusion.

6.	WORK PRODUCT

All written work product prepared by Consultant specifically for the Company in performing the Services ("Work Product") shall be the property of the Company, and Consultant hereby assigns to the Company all right, title and interest in the Work Product. Work Product excludes Consultant's general knowledge, skills, experience, know-how and pre-existing materials, which Consultant shall remain free to use, subject to Section 5.

7.	INDEMNIFICATION; INSURANCE

7.1    Indemnification. The Company shall indemnify, defend and hold harmless Consultant, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, judgments, fines, penalties, amounts paid in settlement, and expenses (including reasonable attorneys' fees) arising out of or relating to the Services, the Subsidiary Roles or Consultant's engagement hereunder, except to the extent finally determined by a court or arbitrator of competent jurisdiction to have resulted from Consultant's fraud, gross negligence or willful misconduct.

7.2    Advancement of Expenses. The Company shall advance expenses (including reasonable attorneys' fees) incurred by Consultant in connection with any proceeding described in Section 7.1 within thirty (30) days after receipt of a written request accompanied by reasonable documentation, subject only to Consultant's written undertaking to repay such amounts if it is finally determined that Consultant is not entitled to indemnification.

7.3    Rights Preserved. Nothing in this Agreement limits any right of Consultant to indemnification, advancement of expenses, exculpation or insurance coverage with respect to Consultant's prior or continuing service as an officer or director of the Company or as a director, officer or authorized signatory of any of its subsidiaries, whether arising under the Company's certificate of incorporation or bylaws, the Indemnification Agreement between the Company and Consultant dated March 4, 2021 (the "Indemnification Agreement"), any directors' and officers' liability insurance policy, or applicable law. Such rights shall survive the Separation Date and the expiration or termination of this Agreement and are in addition to the rights provided in this Section 7.

7.4    D&O Insurance. The Company shall maintain directors' and officers' liability insurance that covers Consultant (a) as a former officer and a current or former director of the Company, and as a current or former director, officer or authorized signatory of each subsidiary listed on Exhibit B, for acts and omissions in such capacities, on terms no less favorable than those provided to any other current or former officer or director of the Company, including through any local policy necessary for coverage to respond in the jurisdiction of organization of any such subsidiary, and (b) to the extent commercially available, for the Services. In connection with any change in control of the Company (including any transaction currently pending), the Company shall procure, or cause its successor to procure, a run-off ("tail") policy with a coverage period of not less than six (6) years that covers Consultant on terms no less favorable than those provided to the Company's directors and officers immediately prior to such transaction. Upon Consultant's request, the Company shall provide evidence of such coverage.

8.	LIMITATION OF LIABILITY

Except for a breach of Section 5 or liability arising from fraud or willful misconduct, (a) Consultant's aggregate liability to the Company arising out of or relating to this Agreement or the Services shall not exceed the total Fees paid to Consultant during the twelve (12) months preceding the event giving rise to the claim, and (b) neither Party shall be liable to the other for any indirect, incidental, consequential, special or punitive damages.

9.	TERM AND TERMINATION

9.1	Term.

(a)    Consultant shall provide the Services other than the Subsidiary Roles (the "Advisory Services") from the Effective Date through November 30, 2026. Thereafter, the Advisory Services shall continue on a month-to-month basis until terminated by either Party in accordance with Section 9.2, and shall in any event end no later than March 31, 2027.

(b)    The end of the Advisory Services shall not terminate this Agreement with respect to the Subsidiary Roles, which shall continue in accordance with Section 1.6 until the last Subsidiary Completion Date.

(c)    This Agreement shall expire upon the later of the end of the Advisory Services and the last Subsidiary Completion Date (the period from the Effective Date through such expiration, the "Term"). This Agreement shall not otherwise renew or be extended, and the Parties do not anticipate that Consultant will perform any services for the Company or any of its subsidiaries after the expiration of the Term, other than, if applicable, as a member of the Board. The limits in Section 2 and the Fee Cap shall apply throughout the Term.

9.2    Termination. Either Party may terminate the Advisory Services (a) for any reason upon thirty (30) days' prior written notice to the other Party, or (b) immediately upon written notice if the other Party materially breaches this Agreement and fails to cure such breach within ten (10) days after written notice thereof. Termination of the Advisory Services shall not terminate the Subsidiary Roles, which shall end only as provided in Section 1.6.

9.3    Effect of Termination. Upon the end of the Advisory Services, the Company shall pay Consultant all Fees earned and expenses incurred through such date. Upon the expiration of this Agreement, (a) the Company shall pay Consultant all remaining Fees earned and expenses incurred, and (b) Consultant shall return or destroy Company materials in accordance with the PIIA. Sections 1.6(f), 2.5, 2.6, 3 (as to accrued amounts), 5, 6, 7, 8, 9.3, 10, 11 and 12 shall survive the expiration or termination of this Agreement.

10.	RELATIONSHIP TO OTHER AGREEMENTS

The Company acknowledges and agrees that Consultant's performance of the Services does not violate Section 11 of the Release. This Agreement does not amend, supersede or otherwise modify the Transition Agreement, the Severance Plan, the Release, the PIIA, or the Indemnification Agreement, each of which remains in full force and effect in accordance with its terms. In the event of any conflict between this Agreement and any such agreement or plan with respect to any severance payment or benefit, such other agreement or plan shall control.

11.	SECTION 409A

This Agreement is intended to be exempt from Section 409A of the Code as a short-term deferral under Treasury Regulation §1.409A-1(b)(4), and shall be construed and administered accordingly. Each payment hereunder shall be treated as a separate payment for purposes of Section 409A. The Parties shall cooperate in good faith to administer this Agreement in a manner that preserves the treatment of Consultant's termination of employment on the Separation Date as a "separation from service" within the meaning of Section 409A of the Code.

12.	GENERAL PROVISIONS

12.1    Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. The Company may assign this Agreement only to a successor to all or substantially all of the business or assets of the Company that expressly assumes the Company's obligations hereunder in writing, and the Company shall require any such successor to so assume this Agreement. The Services are personal to Consultant, and Consultant may not assign this Agreement.

12.2    Notices. All notices hereunder shall be in writing and delivered by hand, by nationally recognized overnight courier, or by email with confirmation of transmission, addressed as follows (or to such other address as a Party may designate by notice):

If to the Company: Aterian, Inc., 350 Springfield Avenue, Suite 200, Summit, NJ 07901, Attention: Legal; Email: legal@aterian.io

If to Consultant: Email: artrodcpa@gmail.com.

12.3    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.

12.4    Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved by final and binding arbitration administered by JAMS in New York, New York, under its Employment Arbitration Rules & Procedures, before a single arbitrator. Notwithstanding the foregoing, either Party may seek temporary or preliminary injunctive relief, and Consultant may seek enforcement of Consultant's rights to advancement of expenses, in any court of competent jurisdiction. The prevailing Party in any such proceeding shall be entitled to recover its reasonable attorneys' fees and costs.

12.5    Entire Agreement; Amendment; Waiver. This Agreement, together with the agreements referenced in Section 10, constitutes the entire agreement between the Parties with respect to its subject matter. This

Agreement may be amended only by a written instrument signed by both Parties. No waiver shall be effective unless in writing, and no waiver of any breach shall be deemed a waiver of any other or subsequent breach.

12.6    Severability. If any provision of this Agreement is held invalid or unenforceable, such provision shall be enforced to the maximum extent permissible, and the remaining provisions shall remain in full force and effect.

12.7    Construction. This Agreement has been negotiated by the Parties with the advice of counsel and shall not be construed against either Party as the drafter. Headings are for convenience only.

12.8    Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures delivered by PDF, DocuSign or other electronic means shall be effective as originals.

12.9    Company Approval. The Company represents that this Agreement has been reviewed and approved by the Audit Committee of the Board in accordance with the Company's related-person transaction policy, and that Consultant did not participate in such review or approval.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Consulting Agreement as of the Effective Date.

ATERIAN, INC.

By:

Name: David Lazar Title: CEO

Date: October 2, 2026

CONSULTANT

Arturo Rodriguez

Date: October 2, 2026

EXHIBIT A

SCOPE OF SERVICES

Subject to Sections 1 and 2 of the Agreement, the Services may include the following, as requested by the Company Contact:

(a)    Transitioning institutional knowledge regarding the Company's historical financial reporting, SEC reporting, accounting positions, and transactions completed or pending during Consultant's tenure.

(b)    Assisting the existing finance and accounting team in its efforts to close the monthly financials and complete quarterly filings on a timely basis

(c)    Responding to inquiries from Company management, the Board, the Company's independent auditors, and the Company's counsel regarding historical matters within Consultant's knowledge.

(d)    Advising on matters relating to the Company's pending change in control and related integration, to the extent requested.

(e)    Advising on the Company's insurance program, contractual arrangements, and other operational matters within Consultant's prior areas of responsibility.

(f)    Serving in the Subsidiary Roles described in Exhibit B, in accordance with Section 1.6 of the Agreement.

(g)	Such other advisory services as the Parties may agree in writing from time to time.

The Services exclude: (i) serving in any officer or management capacity of the Company (other than the Subsidiary Roles); (ii) signing, certifying or attesting to any SEC filing; and (iii) representing the Company to third parties, except as specifically authorized by a Company Contact.

Service as a member of the Board is not a Service (Section 1.7).

 EXHIBIT B

TRANSITIONAL SUBSIDIARY ROLES

Subsidiary	Jurisdiction	Consultant's Role(s)	Target Replacement Date
Photo Paper Direct Limited	UK	Director/Board	No later than March 31, 2027
Shenzhen Mohawk Technology Ltd. Co.	China	Director/Board	No later than March 31, 2027
Mohawk Group Representative Office Philippines	Philippines	Director/Regional Representative	No later than March 31, 2027

Roles may include director, managing director, statutory officer, legal representative, and bank or registry signatory. Each role is subject to Section 1.6 of the Agreement, including the Replacement Deadline of March 31, 2027 for the closure of each subsidiary or Consultant's replacement.